COMPANY CONTACT: Jeff Magids Director of Finance & Investor Relations (281) 874-2700, (888) 991-SBOW	FOR IMMEDIATE RELEASE

SilverBow Resources Announces Fourth Quarter and Full Year 2020 Results;
2021 Capital Program and Guidance
Houston, TX - March 3, 2021 - SilverBow Resources, Inc. (NYSE: SBOW) (“SilverBow” or “the Company”) today announced operating and financial results for the fourth quarter and full year 2020.
Highlights for the fourth quarter include:
•Net production averaged 178 million cubic feet of natural gas equivalent per day (“MMcfe/d”), at the high end of guidance; oil and gas sales up 17% quarter-over-quarter driven by improving commodity prices
•Reported net income of $9 million, Adjusted EBITDA of $38 million and free cash flow ("FCF") of $12 million1, representing five out of the last six quarters with positive FCF. Adjusted EBITDA and FCF are non-GAAP measures defined and reconciled in the tables below
•Drilled nine wells and brought online three wells in its prolific Webb County Gas area
•Reduced net debt by $24 million from the third quarter of 2020
Highlights for the full year 2020 include:
•Net production averaged 183 MMcfe/d (76% natural gas), at the high end of guidance
•Reported a net loss of $309 million, Adjusted EBITDA of $146 million and FCF of $61 million1, representing a FCF yield of approximately 100% based on SilverBow's market capitalization of $63 million2 at year-end 2020
•Capital expenditures of $95 million, on an accrual basis, at the low end of the $95-$100 million full year range
•Continued capital efficiencies with drilling costs per lateral foot down 32% year-over-year and the number of stages completed per day and proppant pumped per day up 8% and 13%, respectively, year-over-year
•General and administrative ("G&A") expenses decreased $2.2 million year-over-year, with further savings expected to take effect in 2021. Cash interest expense decreased $5.5 million year-over-year
•Reduced outstanding long-term debt from $479 million to $430 million, a decrease of 10% year-over-year

•Strong balance sheet and liquidity position with $80 million of undrawn capacity on a $310 million senior secured revolving credit facility and a cash balance of $2.1 million at year-end 2020
•Year-end 2020 SEC total estimated proved reserves were 1.1 trillion cubic feet of gas equivalent ("Tcfe") (46% proved developed; 86% natural gas), a Standardized Measure of $513 million and a pre-tax present value of future net cash flows discounted at 10% (“SEC PV-10 Value," a non-GAAP measure) of $526 million at Securities and Exchange Commission ("SEC") pricing. Utilizing the same reserve database and development schedule, management's internal estimate of PV-10 value of year-end proved reserves is $851 million3 ("Adjusted PV-10 Value," a non-GAAP measure), based on flat forward price assumptions of $50 per barrel ("Bbl") of West Texas Intermediate ("WTI") oil and $2.75 per thousand cubic feet ("Mcf") of Henry Hub natural gas
•Completed the year with a total recordable incident rate of 0.00 across employees and contractors
2021 Capital Program and Guidance:
•Full year estimated production of 180 - 200 MMcfe/d, growth of 4% year-over-year, with natural gas representing 79% at the midpoint of full year guidance
•Full year capital program of $100-$110 million, with flexibility to adjust as commodity prices dictate
•Based on its 2021 capital budget, operating plan, and existing service costs, along with strip pricing and hedges as of the date of this report, the Company anticipates full year FCF of $20-$40 million1
•As of February 26, 2021, the Company had 63% of total estimated production volumes hedged for full year 2021, using the midpoint of production guidance. Expected oil production is 91% hedged at $46.91 per barrel and expected gas production is 61% hedged at $2.90 per Mcf
MANAGEMENT COMMENTS
Sean Woolverton, SilverBow’s Chief Executive Officer, commented, "We demonstrated resilience and resolve during a pivotal year for our industry. The Company took immediate actions early in 2020 to accelerate our free cash flow generation and pay down debt. These actions included production curtailments, capex reductions and unwinding excess oil derivative contracts. Combined with our relentless focus on cost management and production optimization, we generated over $60 million of free cash flow and reduced total debt by roughly $50 million in 2020. In the second quarter of 2020, we closed on the acquisition of producing assets in the Southern gas window of our acreage position and divested non-core interests in Wyoming to supplement our cash balance. Amidst all the disruptions of 2020, we were able to execute on our operational plan while maintaining a high level of safety. To this end, we achieved a milestone, zero recordable incidents for the year, while setting new efficiency records for the Company in both drilling and completions ("D&C"). This time last year, we had just finished our first six-well

La Mesa pad which at the time set many Company records from an execution standpoint. I am proud to say that our second six-well La Mesa pad, which we recently brought online, set new Company records in D&C costs and cycle times.”
Mr. Woolverton stated further, “Our outlook is increasingly optimistic as we progress into 2021. Our capital program supports prudent growth with the bulk of our production coming from natural gas. During the first quarter, we expect to realize a significant increase in production as we bring on our second six-well La Mesa pad and our first Austin Chalk test well in our Webb County Gas area. The increase in gas volume aligns with tightening gas markets and strengthening gas prices, with the prompt month up roughly 30% from a year ago. At current prices, we expect full year 2021 free cash flow of $20 to $40 million. Our gas forecast is approximately 40% unhedged, preserving further upside on our gas volumes. We ended 2020 with a leverage ratio4 of 2.5x as we focused on free cash flow generation and absolute debt reduction. Going forward, our priorities remain focused on top line growth, further debt paydown and deleveraging our balance sheet, all while living within cash flow."
OPERATIONS HIGHLIGHTS
During the fourth quarter of 2020, SilverBow drilled eight net wells, completed two net wells and brought two net wells online. For the full year, the Company drilled 19 net wells, completed 15 net wells and brought 15 net wells online. SilverBow's D&C activity through the first quarter of 2020 was primarily focused on its McMullen Oil assets. At the end of the first quarter, the Company temporarily ceased D&C activity and strategically curtailed production in order to maximize cash flows. These curtailments had the greatest impact on second quarter production, but extended to varying degrees through October. For the full year 2020, curtailments were estimated to average 11 MMcf/d of net gas production and 340 Bbls/d of net oil production, or approximately 8% and 8% of net 2020 production, respectively.
In response to fluctuations in commodity prices, SilverBow refocused its capital budget through the end of the year towards the drilling of high rate of return dry-gas assets. Of the 11 net wells drilled in the first quarter of 2020, eight wells were deferred to the third quarter to turn to sales. All eight of the deferred wells were located in the Company's McMullen Oil area. In the fourth quarter of 2020, SilverBow commenced the drilling of a nine well program in its Webb County Gas area. In addition to resuming capital activity, all curtailed production volumes were returned to production over the second half of 2020.
In the McMullen Oil area, the Company brought 10 net wells online in 2020. SilverBow maintained focus on efficient asset development, completing four wells with over 10,000 feet of completed lateral length. Two of these four wells averaged nine days from spud to rig release, highlighting the drilling team's execution excellence. Two wells were brought online during the first quarter of 2020 while the remaining eight wells, as part of SilverBow's drilled but uncompleted program, were brought online during the third quarter of 2020. All ten wells continue to perform in-line with expectations.

In the La Salle Condensate area, the Company brought three net wells online in 2020. These three wells were developed on a recently acquired land tract adjacent to existing SilverBow acreage. They provided for an opportunistic add-on to that position. The wells continue to perform well and are expected to achieve some of the strongest per well recoveries in the area.
In the Webb County Gas area, the Company brought two net wells online in 2020. Eight net wells were drilled during the fourth quarter of 2020 as part of SilverBow's renewed focus on its dry gas assets. The drilling program consisted of two Fasken Upper Eagle Ford net wells and six La Mesa net wells. The Fasken wells were drilled, on average, in 9.4 days per well and achieved drilling rates of 1,900 feet per day. The Fasken wells were completed with 2,600 pounds of proppant per foot, achieving an industry leading number of 18 stages per day. These wells were turned to sales in late December and are performing in-line with expectations. The La Mesa wells were drilled, on average, in 9.6 days per well and achieved 2,200 feet per day. The Company completed and brought online the La Mesa wells during the first quarter of 2021.
SilverBow continued to set new Company records in efficiency and safety while also enacting real-time changes to field schedules and capital activity in response to fluctuating commodity prices and the COVID-19 pandemic. SilverBow's La Mesa project is a recent example of specific drilling efficiency improvements. During the fourth quarter of 2020, the Company drilled its second six-well pad. Compared to the first six-well pad drilled in the fourth quarter of 2019, the three Lower Eagle Ford wells were drilled 26% faster with a 32% reduction in per foot drilling cost and the three Upper Eagle Ford wells were drilled 30% faster with a 26% reduction in per foot drilling cost. These gains were the result of a focus on all aspects of drilling cycle-time variables, engineering designs, quality controls on vendors and active wellsite management.
Across all of its operating areas in 2020, SilverBow drilled 44% more lateral footage per day while lowering the per lateral foot costs by 32% as compared to 2019. The Company completed 8% more stages per day and reduced completion costs per well by 13% as compared to 2019. SilverBow's demonstrated success in reducing costs is a direct result of its operational and supply teams working with vendors to negotiate prices and logistical considerations for the materials used in its operations.
PRODUCTION VOLUMES, OPERATING COSTS AND REALIZED PRICES
SilverBow's total net production for the fourth quarter of 2020 averaged 178 MMcfe/d, above the midpoint of guidance. Production mix for the fourth quarter of 2020 consisted of 16% crude oil, 11% NGLs, and 73% natural gas. Natural gas comprised 60% of total oil and gas sales for the fourth quarter of 2020, compared to 55% in the fourth quarter of 2019.
Lease operating expenses ("LOE") were $0.33 per thousand cubic feet of natural gas equivalent ("Mcfe") for the fourth quarter of 2020. Net G&A expenses were $4.7 million or $0.29 per Mcfe, for the fourth quarter of 2020. After deducting $1.1 million of non-cash compensation expenses, cash G&A expenses were $3.6 million for the fourth quarter of 2020, with a per unit cash cost of $0.22 per Mcfe. Transportation and processing expenses ("T&P") came in at $0.27 per Mcfe and production and ad valorem taxes were 5.6% of oil and gas revenue for the fourth quarter of 2020. Total production expenses, which include LOE, T&P and production taxes, were $0.78 per Mcfe fourth quarter of 2020. The Company's total cash operating costs for the quarter, which include total production expenses and cash general and administrative expenses, were $1.00 per Mcfe. As a result of corporate cost initiatives, SilverBow expects to realize approximately $2.0 million of cash G&A savings in 2021.
The Company continues to benefit from strong basis pricing in the Eagle Ford, as well as improved benchmark prices. Crude oil and natural gas realizations in the fourth quarter of 2020 were 91% and 101% of WTI and Henry Hub, respectively, excluding hedging. SilverBow's average realized natural gas price, excluding the effect of hedging, was $2.68 per Mcf in the fourth quarter of 2020 compared to $1.98 per Mcf in the third quarter of 2020. The average realized crude oil selling price, excluding the effect of hedging, was $38.93 per barrel in the fourth quarter of 2020 compared to $37.45 per barrel in the third quarter of 2020. The average realized NGL selling price in the fourth quarter of 2020 was $15.82 per barrel (37% of WTI benchmark), compared to $12.79 per barrel (31% of WTI benchmark) in the third quarter of 2020.
YEAR-END 2020 RESERVES
SilverBow reported year-end estimated proved reserves of 1.1 Tcfe, a 22% decrease over year-end 2019. Specific highlights from the Company’s year-end reserve report include:
•Standardized Measure of $513 million
•SEC PV-10 Value (non-GAAP measure) of $526 million
•Adjusted PV-10 Value of $851 million3, based on $50 per barrel WTI and $2.75 per Mcf of natural gas
The table below reconciles 2019 reserves to 2020 reserves:

Total (MMcfe)
Proved reserves as of December 31, 2019	1,420,439
Extensions, discoveries and other additions	31,651
Purchases (sales) of minerals in place	11,005
Revisions of prior reserve estimates:
Reclassification of PUD to unproved under SEC 5-year rule	(224,990)
Price and performance revisions	(64,890)
Production	(66,800)
Proved reserves as of December 31, 2020	1,106,415
Developed reserves accounted for 46% of SilverBow's total estimated proved reserves at December 31, 2020. Total capital costs incurred during 2020 were $100 million, which included approximately $89 million for development costs, $6 million for leasehold acquisition and prospect costs, and $5 million for property acquisitions.

The SEC prices used for reporting the Company's year-end 2020 estimated proved reserves, which have been adjusted for basis and quality differentials, were $2.13 per Mcf for natural gas, $11.66 per barrel for natural gas liquids and $37.83 per barrel for crude oil compared to $2.62 per Mcf, $16.83 per barrel, and $58.37 per barrel in 2019. Using the SEC prices, SilverBow's year-end 2020 reserves had a Standardized Measure of $513 million and a SEC PV-10 Value of $526 million. Based on forward prices of $50 per barrel for WTI oil, $2.75 per Mcf for Henry Hub natural gas and $14.67 per barrel (29% of WTI) for NGL, Adjusted PV-10 Value is $851 million3. Adjusted PV-10 Value utilizes the same reserve database and development schedule per the SEC PV-10 Value.
FINANCIAL RESULTS
SilverBow reported total oil and gas sales of $53.5 million for the fourth quarter of 2020. On a GAAP basis, the Company reported net income of $9.3 million for the fourth quarter of 2020, which includes a net loss on the value of SilverBow's derivatives portfolio of $5.6 million. For the full year 2020, the Company reported a net loss of $309 million. Due to the effects of realized prices and delayed timing of projects, SilverBow reported non-cash impairment write-downs, on a pre-tax basis, totaling $355.9 million on the Company's oil and natural gas properties for the full year 2020.
For the fourth quarter of 2020, SilverBow reported Adjusted EBITDA (a non-GAAP measure) of $38.3 million and FCF (a non-GAAP measure) of $12.1 million. For the full year 2020, the Company reported Adjusted EBITDA for Leverage Ratio (a non-GAAP measure) of $171.4 million, which, in accordance with the Leverage Ratio calculation in its Credit Facility, includes gains for the period related to previously unwound derivative contracts totaling $25.1 million.
Capital expenditures incurred during the fourth quarter of 2020 totaled $19.5 million on an accrual basis. For the full year 2020, capital expenditures totaled $95.2 million on an accrual basis.
2021 CAPITAL PROGRAM
SilverBow provided its 2021 capital budget range of $100-$110 million (93% allocated to D&C activity). The budget provides for 20 gross (19 net) operated wells completed, compared to 16 gross (15 net) operated wells completed in 2020. The cadence of quarterly spending in 2021 is expected to be similar to 2020, and supports gas production growth of approximately 8% year-over-year.
In the first quarter of 2021, the Company completed and brought online its second six-well La Mesa pad and completed its first Austin Chalk well. Second and third quarter 2021 development will be staggered from a well count perspective and will focus on SilverBow's liquids-weighted assets. In the fourth quarter of 2021, the Company will shift back towards gas development. SilverBow's capital budget assumes the full cost incurrence of nine Fasken wells to be drilled in the fourth quarter of 2021.
2021 GUIDANCE
For the first quarter of 2021, SilverBow is guiding for estimated production of 168 - 179 MMcfe/d, with gas volumes expecting to comprise 130 - 140 MMcf/d. For the full year 2021, the Company is guiding for estimated production of 180 - 200 MMcfe/d, with gas volumes expecting to comprise 142 - 160 MMcf/d or 79% of full year production at the midpoint. SilverBow anticipates full year 2021 FCF of $20 to $40 million1. Additional detail concerning the Company's first quarter and full year 2021 financial and operational guidance can be found in the table included with today’s news release below and the most recent Corporate Presentation uploaded to the Investor Relations section of the SilverBow’s website.
HEDGING UPDATE
Hedging continues to be an important element of SilverBow’s strategy to protect cash flow. The Company maintains an active hedging program to provide predictable cash flows while still allowing for flexibility in capturing price increases. In conjunction with unwinding oil derivative contracts related to production periods in 2020 and 2021, SilverBow is amortizing the $38 million of cash inflow it received in discrete amounts for each month over the same time period. The amortized hedge gains will factor into the Company's calculation of Adjusted EBITDA for covenant compliance purposes through the end of 2021.
As of February 26, 2021, SilverBow had 63% of total estimated production volumes hedged for full year 2021, using the midpoint of production guidance. For 2021, the Company has 92 MMcf/d of natural gas production hedged at an average price of $2.90 per million British thermal units ("MMBtu"), 2,996 barrels per day ("Bbls/d") of oil hedged at an average price of $46.91 per barrel and 1,477 Bbls/d of natural gas liquids hedged at an average price of $23.94 per barrel. For 2022, SilverBow has 48 MMcf/d of natural gas production hedged at an average price of $2.98 per MMBtu and 1,467 Bbls/d of oil hedged at an average price of $44.96 per barrel. Notably, the Company's hedges are a combination of swaps and collars with the weighted average price factoring in the ceiling price of the collars.
CAPITAL STRUCTURE AND LIQUIDITY
SilverBow's liquidity as of December 31, 2020, was $82.1 million, consisting of $2.1 million of cash and $80.0 million of availability under the Company’s credit facility. The Company believes it has sufficient liquidity to meet its obligations for at least the next twelve months and execute its long-term development plans. SilverBow's net debt was $427.9 million, calculated as total long-term debt of $430.0 million less $2.1 million of cash, a 10% decrease from December 31, 2019. As of January 31, 2021, the Company had 11.9 million total common shares outstanding.
CONFERENCE CALL AND UPDATED INVESTOR PRESENTATION
SilverBow will host a conference call for investors on Thursday, March 4, 2021, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Investors and participants can register for the call in advance by visiting http://www.directeventreg.com/registration/event/6756335 and using Conference ID 6756335. After registering, instructions and dial-in information will be provided on how to join the call. A simultaneous webcast of the call may be accessed over the internet by visiting SilverBow's website at www.sbow.com, clicking on “Investor Relations” and “Events and Presentations” and then clicking on the “Fourth Quarter 2020 Conference Call” link. The webcast will be archived for replay on the Company's website for 14 days. Additionally, an updated Corporate Presentation will be uploaded to the Investor Relations section of SilverBow's website before the conference call.
ABOUT SILVERBOW RESOURCES, INC.
SilverBow Resources, Inc. (NYSE: SBOW) is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas in the Eagle Ford Shale in South Texas. With over 30 years of history operating in South Texas, the Company possesses a significant understanding of regional reservoirs which it leverages to assemble high quality drilling inventory while continuously enhancing its operations to maximize returns on capital invested. For more information, please visit www.sbow.com. Information on our website is not part of this release.
FORWARD-LOOKING STATEMENTS
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent management's expectations or beliefs concerning future events, and it is possible that the results described in this release will not be achieved. These forward-looking statements are based on current expectations and assumptions and are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than historical facts included in this press release, including those regarding our strategy, future operations, financial position, estimated production levels, expected oil and natural gas pricing, estimated oil and natural gas reserves or the present value thereof, reserve increases, future free cash flow, capital expenditures, budget, projected costs, prospects, plans and objectives are forward-looking statements. When used in this report, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” "guidance," “budgeted,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the following risks and uncertainties: the severity and duration of world health events, including the COVID-19 pandemic, related economic repercussions and the resulting severe disruption in the oil and gas industry and negative impact on demand for oil and gas; the supply of oil and actions by the members of the Organization of the Petroleum Exporting Countries (“OPEC”) and Russia (together with OPEC and other allied producing countries, “OPEC+”) with respect to oil production levels and announcements of potential changes in such levels, including the ability of the OPEC+ countries to agree on and comply with supply limitations; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions; shut-in and curtailment of production due to decreases in available storage capacity or other factors; volatility in natural gas, oil and NGL prices; future cash flows and their adequacy to maintain our ongoing operations; liquidity, including our ability to satisfy our short- or long-term liquidity needs; our borrowing capacity and future covenant compliance; operating results; the amount, nature and timing of capital expenditures, including future development costs; timing, cost and amount of future production of oil and natural gas; availability of drilling and production equipment or availability of oil field labor; availability, cost and terms of capital; timing and successful drilling and completion of wells; availability and cost for transportation of oil and natural gas; costs of exploiting and developing our properties and conducting other operations; competition in the oil and gas industry; general economic conditions; opportunities to monetize assets; our ability to execute on strategic initiatives; effectiveness of our risk management activities, including hedging strategy; environmental liabilities; counterparty credit risk; governmental regulation and taxation of the oil and natural gas industry; developments in world oil and natural gas markets and in oil and natural gas-producing countries; uncertainty regarding our future operating results; and other risks and uncertainties discussed in the Company’s reports filed with the Securities and Exchange Commission ("SEC"), including its Annual Report on Form 10-K for the year ended December 31, 2020. Many of the foregoing risks and uncertainties, as well as risks and uncertainties that are currently unknown to us, are, and will be, exacerbated by the COVID-19 pandemic and any consequent worsening of the global business and economic environment. New factors emerge from time to time, and it is not possible for us to predict all such factors. Should one or more of the risks or uncertainties described in this annual report occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. The Company's capital program, budget and development plans are subject to change at any time.
All forward-looking statements speak only as of the date of this news release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this release are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. The risk factors and other factors noted herein and in the Company's SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.
All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the foregoing. We undertake no obligation to publicly release the results of any revisions to any such statements that may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, except as required by law.
(Footnotes)
1 A forward-looking estimate of net income (loss) is not provided with the forward-looking estimate of FCF (a non-GAAP measure) because the items necessary to estimate net income (loss) are not accessible or estimable at this time without unreasonable efforts. Such items could have a significant impact on the Company's net income (loss).
2 Market capitalization is defined as total shares outstanding multiplied by closing share price. As of December 31, 2020, SilverBow had 11,936,679 shares outstanding and a closing share price of $5.31.
3 Adjusted PV-10 Value at the presented forward price assumptions is provided to illustrate reserve sensitivities to expectations of commodity prices and does not comply with SEC pricing assumptions. Actual future prices may vary significantly from the flat forward prices used in Adjusted PV-10 Value; therefore, actual revenue and value generated may be more or less than Adjusted PV-10 Value. Neither SEC PV-10 Value nor Adjusted PV-10 Value represent actual cash flows, revenues or production that may be realized from reserves as of December 31, 2020.
4 Leverage ratio is defined as total long-term debt, before unamortized discounts, divided by Adjusted EBITDA for Leverage Ratio (a non-GAAP measure defined and reconciled in the tables included with today's news release) for the trailing twelve-month period.
(Financial Highlights to Follow)

Consolidated Balance Sheets (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except share amounts)

	December 31, 2020	December 31, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$2,118	$1,358
Accounts receivable, net	25,850	36,996
Fair value of commodity derivatives	4,821	12,833
Other current assets	2,184	2,121
Total Current Assets	34,973	53,308
Property and Equipment:
Property and Equipment, Full-Cost Method, including $28,090 and $41,201 of unproved property costs not being amortized	1,343,373	1,247,717
Less – Accumulated depreciation, depletion, amortization and impairment	(801,279)	(380,728)
Property and Equipment, Net	542,094	866,989
Right of use assets	4,366	9,374
Fair value of long-term commodity derivatives	281	3,854
Deferred tax asset	—	22,669
Other long-term assets	1,421	3,622
Total Assets	$583,135	$959,816
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$26,991	$39,343
Fair value of commodity derivatives	8,171	6,644
Accrued capital costs	7,324	17,889
Accrued interest	983	1,397
Current lease liability	3,473	6,707
Undistributed oil and gas revenues	11,098	9,166
Total Current Liabilities	58,040	81,146
Long-term debt	424,905	472,900
Non-current lease liability	951	2,813
Deferred tax liabilities, net	303	1,582
Asset retirement obligations	4,533	4,055
Fair value of long-term commodity derivatives	2,946	1,613
Other long-term liabilities	424	—
Commitments and Contingencies
Stockholders' Equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 40,000,000 shares authorized, 12,053,763 and 11,895,032 shares issued and 11,936,679 and 11,806,679 shares outstanding	121	119
Additional paid-in capital	297,712	292,916
Treasury stock held, at cost, 117,084 and 88,353 shares	(2,372)	(2,282)
Retained earnings (Accumulated deficit)	(204,428)	104,954
Total Stockholders’ Equity	91,033	395,707
Total Liabilities and Stockholders’ Equity	$583,135	$959,816

Consolidated Statements of Operations (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except per-share amounts)

	Year Ended December 31, 2020	Year Ended December 31, 2019
Revenues:
Oil and gas sales	$177,386	$288,631

Operating Expenses:
General and administrative, net	22,608	24,851
Depreciation, depletion, and amortization	64,564	95,915
Accretion of asset retirement obligations	354	329
Lease operating expense	21,360	20,763
Workovers	8	628
Transportation and gas processing	20,649	26,968
Severance and other taxes	10,514	13,874
Write-down of oil and gas properties	355,948	—
Total Operating Expenses	496,005	183,328

Operating Income (Loss)	(318,619)	105,303

Non-Operating Income (Expense)
Net gain (loss) on commodity derivatives	61,304	24,242
Interest expense, net	(31,228)	(36,561)
Other income (expense), net	72	90

Income (Loss) Before Income Taxes	(288,471)	93,074

Provision (Benefit) for Income Taxes	20,911	(21,582)

Net Income (Loss)	$(309,382)	$114,656

Per Share Amounts:

Basic: Net Income (Loss)	$(25.99)	$9.76

Diluted: Net Income (Loss)	$(25.99)	$9.74

Weighted Average Shares Outstanding - Basic	11,902	11,753

Weighted Average Shares Outstanding - Diluted	11,902	11,778

Consolidated Statements of Operations (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except per-share amounts)

	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019
Revenues:
Oil and gas sales	$53,465	$69,850

Operating Expenses:
General and administrative, net	4,682	5,705
Depreciation, depletion, and amortization	13,434	25,145
Accretion of asset retirement obligations	91	73
Lease operating expense	5,337	5,689
Workovers	—	15
Transportation and gas processing	4,358	7,051
Severance and other taxes	3,001	2,830
Total Operating Expenses	30,903	46,508

Operating Income (Loss)	22,562	23,342

Non-Operating Income (Expense)
Net gain (loss) on commodity derivatives	(5,580)	(10,070)
Interest expense, net	(7,352)	(9,061)
Other income (expense), net	22	(80)

Income (Loss) Before Income Taxes	9,652	4,131

Provision (Benefit) for Income Taxes	304	(2,117)

Net Income (Loss)	$9,348	$6,248

Per Share Amounts:

Basic: Net Income (Loss)	$0.78	$0.53

Diluted: Net Income (Loss)	$0.77	$0.53

Weighted Average Shares Outstanding - Basic	11,937	11,795

Weighted Average Shares Outstanding - Diluted	12,199	11,804

Consolidated Statements of Cash Flows (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands)

	Year Ended December 31, 2020	Year Ended December 31, 2019
Cash Flows from Operating Activities:
Net income (loss)	$(309,382)	$114,656
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities-
Write-down of oil and gas properties	355,948	—
Depreciation, depletion, and amortization	64,564	95,915
Accretion of asset retirement obligations	354	329
Deferred income tax expense (benefit)	21,390	(22,101)
Share-based compensation expense	4,557	6,148
(Gain) Loss on derivatives, net	(61,304)	(24,242)
Cash settlements (paid) received on derivatives	78,421	24,631
Settlements of asset retirement obligations	(94)	(83)
Write-down of debt issuance cost	557	82
Other	3,061	2,930
Change in operating assets and liabilities-
(Increase) decrease in accounts receivable and other assets	9,011	11,605
Increase (decrease) in accounts payable and accrued liabilities	(977)	(7,100)
Increase (decrease) in income taxes payable	(480)	519
Increase (decrease) in accrued interest	(414)	(116)
Net Cash Provided by (Used in) Operating Activities	165,212	203,173
Cash Flows from Investing Activities:
Additions to property and equipment	(114,738)	(282,660)
Acquisition of producing properties	(4,544)	—
Proceeds from (adjustments to) the sale of property and equipment	4,777	(96)
Payments on property sale obligations	(826)	(5,112)
Net Cash Provided by (Used in) Investing Activities	(115,331)	(287,868)
Cash Flows from Financing Activities:
Proceeds from bank borrowings	107,000	381,000
Payments of bank borrowings	(156,000)	(297,000)
Purchase of treasury shares	(90)	(412)
Payments of debt issuance costs	(31)	—
Net Cash Provided by (Used in) Financing Activities	(49,121)	83,588

Net Increase (Decrease) in Cash and Cash Equivalents and Restricted Cash	760	(1,107)
Cash, Cash Equivalents and Restricted Cash at Beginning of Year	1,358	2,465
Cash, Cash Equivalents and Restricted Cash at End of Year	$2,118	$1,358

Supplemental Disclosures of Cash Flows Information:
Cash paid during period for interest, net of amounts capitalized	$28,929	$34,408
Changes in capital accounts payable and capital accruals	$(19,365)	$(21,584)

Definition of Non-GAAP Measures as Calculated by the Company (Unaudited)

The following non-GAAP measures are presented in addition to financial statements as SilverBow believes these metrics and performance measures are widely used by the investment community, including investors, research analysts and others, to evaluate and useful in comparing investments among upstream oil and gas companies in making investment decisions or recommendations. These measures, as presented, may have differing calculations among companies and investment professionals and may not be directly comparable to the same measures provided by others. A non-GAAP measure should not be considered in isolation or as a substitute for the related GAAP measure or any other measure of a company's financial or operating performance presented in accordance with GAAP. A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure or measures is presented below. These measures may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA: The Company presents Adjusted EBITDA attributable to common stockholders in addition to reported net income (loss) in accordance with GAAP. Adjusted EBITDA is calculated as net income (loss) plus (less) depreciation, depletion and amortization, accretion of asset retirement obligations, interest expense, impairment of oil and natural gas properties, net losses (gains) on commodity derivative contracts, amounts collected (paid) for commodity derivative contracts held to settlement, income tax expense (benefit); and share-based compensation expense. Adjusted EBITDA excludes certain items that SilverBow believes affect the comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. Adjusted EBITDA is used by the Company's management and by external users of SilverBow's financial statements, such as investors, commercial banks and others, to assess the Company's operating performance as compared to that of other companies, without regard to financing methods, capital structure or historical cost basis. It is also used to assess SilverBow's ability to incur and service debt and fund capital expenditures. Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA is important as it is considered among the financial covenants under the Company's First Amended and Restated Senior Secured Revolving Credit Agreement with JPMorgan Chase Bank, National Association, as administrative agent, and certain lenders party thereto (as amended, the “Credit Agreement”), a material source of liquidity for SilverBow. Please reference the Company's 2020 Form 10-K for discussion of the Credit Agreement and its covenants.

Adjusted EBITDA for Leverage Ratio: Adjusted EBITDA for Leverage Ratio is calculated as Adjusted EBITDA (defined above) plus amortization of derivative contracts, in accordance with the covenant compliance calculations under SilverBow's Credit Agreement. The Company believes that Adjusted EBITDA for Leverage Ratio is useful to investors because it reflects the last twelve months EBITDA used by the administrative agent for SilverBow's Credit Facility in the calculation of its leverage ratio covenant.

Cash General and Administrative Expenses: Cash general and administrative expenses is a non-GAAP measure calculated as net general and administrative costs less share-based compensation. The Company reports cash G&A expenses because it believes this measure is commonly used by management, analysts and investors as an indicator of cost management and operating efficiency on a comparable basis from period to period. In addition, SilverBow believes cash G&A expenses are used by analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas industry to allow for analysis of G&A spend without regard to stock-based compensation which can vary substantially from company to company. Cash G&A expenses should not be considered as an alternative to, or more meaningful than, total G&A expenses.

Free Cash Flow: Free cash flow is calculated as Adjusted EBITDA (defined above) plus (less) monetized derivative contracts, cash interest expense, capital expenditures and current income tax (expense) benefit. The Company believes that free cash flow is useful to investors and analysts because it assists in evaluating the Company's operating performance, and the valuation, comparison, rating and investment recommendations of companies within the oil and gas industry. SilverBow uses this information as one of the bases for comparing its operating performance with other companies within the oil and gas industry. Free cash flow should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Net Debt: Net debt is calculated as the total principal amount of second lien notes plus borrowings on the Company's Credit Facility less cash and cash equivalents.

Total Cash Operating Costs: Total Cash Operating Costs are calculated as lease operating expenses plus transportation and processing expenses plus production taxes plus cash G&A expenses (non-GAAP). SilverBow believes that Total Cash Operating Costs are useful to investors because it reflects both the production expenses and overhead costs incurred from period to period. The Company believes Total Cash Operating Costs to be a true representation of its cost structure.

Calculation of Adjusted EBITDA and Free Cash Flow (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except share amounts)

The below tables provide the calculation of Adjusted EBITDA and Free Cash Flow for the following periods (in thousands).

	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019
Net Income (Loss)	$9,348	$6,248
Plus:
Depreciation, depletion and amortization	$13,434	$25,145
Accretion of asset retirement obligations	91	73
Interest expense	7,352	9,061
Derivative (gain)/loss	5,580	10,070
Derivative cash settlements collected/(paid) (1)	1,143	8,035
Income tax expense/(benefit)	304	(2,117)
Share-based compensation expense	1,054	1,057
Adjusted EBITDA	$38,306	$57,572
Plus:
Monetized derivative contracts	$—	$—
Cash interest expense, net	(6,639)	(8,236)
Capital expenditures (2)	(19,541)	(54,243)
Current income tax (expense)/benefit	—	(250)
Free Cash Flow	$12,126	$(5,157)

Adjusted EBITDA	$38,306	$57,572
Amortization of derivative contracts	9,239	—
Adjusted EBITDA for Leverage Ratio (3)	$47,545	$57,572
(1) This includes accruals for settled contracts covering commodity deliveries during the period where the actual cash settlements occur outside of the period.
(2) Excludes proceeds/(payments) related to the divestiture/(acquisition) of oil and gas properties and equipment, outside of regular way land and leasing costs.
(3) Adjusted EBITDA for Leverage Ratio includes $9.2 million of proceeds from the amortization of previously unwound derivative contracts for the fourth quarter of 2020.

	Year Ended December 31, 2020	Year Ended December 31, 2019
Net Income (Loss)	$(309,382)	$114,656
Plus:
Depreciation, depletion and amortization	64,564	95,915
Accretion of asset retirement obligations	354	329
Interest expense	31,228	36,561
Write-down of oil and gas properties	355,948	—
Derivative (gain)/loss	(61,304)	(24,242)
Derivative cash settlements collected/(paid) (1)	39,424	24,808
Income tax expense/(benefit)	20,911	(21,582)
Share-based compensation expense	4,557	6,148
Adjusted EBITDA	$146,300	$232,593
Plus:
Monetized derivative contracts	$38,310	$—
Cash interest expense, net	(28,929)	(34,408)
Capital expenditures (2)	(95,241)	(261,662)
Current income tax (expense)/benefit	480	(519)
Free Cash Flow	$60,920	$(63,996)

Adjusted EBITDA	$146,300	$232,593
Amortization of derivative contracts	25,075	—
Adjusted EBITDA for Leverage Ratio (3)	$171,375	$232,593
(1) This includes accruals for settled contracts covering commodity deliveries during the period where the actual cash settlements occur outside of the period.
(2) Excludes proceeds/(payments) related to the divestiture/(acquisition) of oil and gas properties and equipment, outside of regular way land and leasing costs.
(3) Adjusted EBITDA for Leverage Ratio includes $25.1 million of proceeds from the amortization of previously unwound derivative contracts for the full year 2020.

Calculation of Cash General & Administrative Expenses (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except per unit amounts)

The below tables provide the calculation of cash G&A for the following periods (in thousands).

	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019
General and administrative, net	$4,682	$5,705
Less: Share-based compensation expense	1,054	1,057
Cash general and administrative, net	$3,628	$4,648

General and administrative, net (per Mcfe)	$0.29	$0.26
Less: Share-based compensation expense (per Mcfe)	0.07	0.04
Cash general and administrative, net (per Mcfe)	$0.22	$0.22

	Year Ended December 31, 2020	Year Ended December 31, 2019
General and administrative, net	$22,608	$24,851
Less: Share-based compensation expense	4,557	6,148
Cash general and administrative, net	$18,051	$18,703

General and administrative, net (per Mcfe)	$0.34	$0.29
Less: Share-based compensation expense (per Mcfe)	0.07	0.07
Cash general and administrative, net (per Mcfe)	$0.27	$0.22

Calculation of Standardized Measure of Discounted Future Net Cash Flows

The following table provides a reconciliation between the Standardized Measure (the most directly comparable financial measure calculated in accordance with U.S. GAAP) and SEC PV-10 Value of the Company's proved reserves:

	As of December 31,
(in millions)	2020	2019	2018
Standardized Measure of Discounted Future Net Cash Flows	$513	$868	$994
Adjusted for: Future income taxes (discounted at 10%)	13	108	134
SEC PV-10 Value	$526	$976	$1,128

Production Volumes & Pricing (Unaudited)
SilverBow Resources, Inc. and Subsidiary

	Year Ended December 31, 2020	Year Ended December 31, 2019
Production volumes:
Oil (MBbl) (1)	1,521	1,605
Natural gas (MMcf)	50,988	64,388
Natural gas liquids (MBbl) (1)	1,114	1,717
Total (MMcfe)	66,800	84,320

Oil, Natural gas and Natural gas liquids sales:
Oil	$57,651	$92,833
Natural gas	105,234	170,558
Natural gas liquids	14,500	25,241
Total	$177,386	$288,631

Average realized price:
Oil (per Bbl)	$37.89	$57.84
Natural gas (per Mcf)	2.06	2.65
Natural gas liquids (per Bbl)	13.02	14.70
Average per Mcfe	$2.66	$3.42

(1) Oil and NGLs are converted at the rate of one barrel of oil equivalent to six Mcf

	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019
Production volumes:
Oil (MBbl) (1)	428	438
Natural gas (MMcf)	11,970	16,114
Natural gas liquids (MBbl) (1)	299	467
Total (MMcfe)	16,332	21,543

Oil, Natural gas and Natural gas liquids sales:
Oil	$16,672	$24,391
Natural gas	32,065	38,617
Natural gas liquids	4,728	6,841
Total	$53,465	$69,850

Average realized price:
Oil (per Bbl)	$38.93	$55.70
Natural gas (per Mcf)	2.68	2.40
Natural gas liquids (per Bbl)	15.82	14.65
Average per Mcfe	$3.27	$3.24

(1) Oil and NGLs are converted at the rate of one barrel of oil equivalent to six Mcf

First Quarter 2021 & Full Year 2021 Guidance

Guidance
	1Q 2021	FY 2021
Production Volumes:
Oil (Bbls/d)	3,350 - 3,450	3,200 - 3,400
Natural Gas (MMcf/d)	130 - 140	142 - 160
NGLs (Bbls/d)	2,950 - 3,050	3,100 - 3,300
Total Reported Production (MMcfe/d)	168 - 179	180 - 200

Product Pricing :
Crude Oil NYMEX Differential ($/Bbl)	($4.00) - ($1.00)	N/A
Natural Gas NYMEX Differential ($/Mcf)	$0.01 - $0.05	N/A
Natural Gas Liquids (% of WTI)	35% - 39%	N/A

Operating Costs & Expenses:
Lease Operating Expenses ($/Mcfe)	$0.38 - $0.42	$0.34 - $0.38
Transportation & Processing ($/Mcfe)	$0.31 - $0.35	$0.32 - $0.36
Production Taxes (% of Revenue)	5.0% - 5.6%	4.9% - 5.4%
Cash G&A, net ($MM)	$4.0 - $4.5	$16.0 - $17.0
*A forward-looking estimate of net G&A expenses is not provided with the forward-looking estimate of cash G&A (a non-GAAP measure) because the items necessary to estimate net G&A expenses are not accessible or estimable at this time without unreasonable efforts. Such items could have a significant impact on net G&A expenses.